Exhibit 99.2

Echo Therapeutics Appoints Alan W. Schoenbart as Chief Financial Officer

Philadelphia, PA, December 30, 2014 – Echo Therapeutics, Inc. (NASDAQ: ECTE), a medical device company focused on skin permeation, continuous glucose monitoring and associated technologies, today announced that Alan W. Schoenbart, CPA, a senior executive with more than thirty years of financial management experience, joined the Company as Chief Financial Officer effective December 29, 2014.

“Throughout his extensive career, Alan has consistently demonstrated exceptional business acumen in a variety of financial roles that will be key as we continue to build the corporate infrastructure necessary to support the advancement of our development pipeline,” said Scott W. Hollander, President and CEO of Echo Therapeutics. “We are extremely pleased to welcome Alan to Echo’s executive team and I’m confident that Alan will drive our focus on building value for Echo shareholders.”

“I am excited by the opportunities and challenges Echo currently presents and very much look forward to contributing to the Company’s future success," commented Mr. Schoenbart.

Mr. Schoenbart joins Echo from Hudson News Distributors, LLC where he most recently served as CFO. Prior to that, Mr. Schoenbart served as the CFO for Forticell Bioscience, Inc., a publicly-traded medical device company with an FDA approved product attempting to develop a cryopreserved product. Mr. Schoenbart has also held prior CFO positions at Vizacom Inc. and Windswept Environmental Group, Inc. Prior to that, he was an audit manager at KPMG LLP in Short Hills, New Jersey. Mr. Schoenbart received his B.S. degree in Accounting from Fairleigh Dickinson University and is a certified public accountant licensed in the State of New York and the State of New Jersey.

About Echo Therapeutics

Echo Therapeutics is developing its Symphony® CGM System as a non-invasive, wireless, continuous glucose monitoring system. A significant consumer (non-regulated) opportunity also exists for Symphony to be used in the fitness, weight loss and personal lifestyle space. Echo also developed its needle-free skin preparation device as a platform technology that allowed for enhanced skin permeation enabling extraction of analytes, such as glucose, and enhanced delivery of topical pharmaceuticals.

Cautionary Statement Concerning Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's clinical studies, the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell the Symphony CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:

Christine H. Olimpio Director, Investor Relations and Corporate Communications (215) 717-4104 colimpio@echotx.com